EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Morningstar, Inc. on Form S-8 of our report dated April 1, 2004 (January 31, 2005 as to Note 13) related to the consolidated financial statements of mPower.com, Inc. (“mPower”) (which report expresses an unqualified opinion and includes explanatory paragraphs as to mPower’s change in its method of accounting for goodwill and intangible assets and the effects of the restatement of its consolidated financial statements discussed in Note 13) and our report dated April 1, 2004 related to the financial statement schedule of mPower, appearing in the S-1 Registration Statement No. 333-115209 of Morningstar, Inc. as amended on April 29, 2005.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
May 9, 2005